Inventus Solutions, Inc.

Consolidated Financial Statements

December 31, 2015

Inventus Solutions, Inc.
Index
December 31, 2015

Independent Auditor's Report

To Management of RPX Corporation:
We have audited the accompanying consolidated financial statements of Inventus Solutions, Inc. and its subsidiaries which comprise the consolidated balance sheet as of December 31, 2015, and the related consolidated statements of comprehensive loss, of convertible redeemable preferred stock and stockholders’ deficit and of cash flows for the year then ended.
Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Inventus Solutions, Inc. and its subsidiaries as of December 31, 2015, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.
Emphasis of Matters
As described in Note 2 to the consolidated financial statements, the Company has restated its 2014 financial statements as of and for the year ended December 31, 2014 from the amounts previously reported on by other auditors.  We also have audited the restatement to the 2014 financial statements to correct for certain errors described in Note 2.  In our opinion, such adjustments are appropriate and have been properly applied.  As the prior period financial statements have not been presented herein, the restatement has been effected as an adjustment to the January 1, 2015 opening accumulated deficit balance. Our opinion is not modified with respect to this matter.

Also, as discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for debt issuance costs and deferred tax assets and liabilities in 2015. Our opinion is not modified with respect to this matter.

/s/ PricewaterhouseCoopers LLP

San Jose, California
April 8, 2016

Inventus Solutions, Inc.
Consolidated Balance Sheet
December 31, 2015
(in thousands, except share and par value data)

Assets
Current assets
Cash	$6,183
Accounts receivable, net	12,855
Prepaid expenses and other current assets	1,414
Total current assets	20,452
Long term assets
Property and equipment, net	3,102
Customer relationships, net	45,626
Other intangibles, net	8,240
Goodwill	34,553
Other long term assets	228
Total assets	$112,201

Liabilities, convertible redeemable preferred stock and stockholders' deficit
Current liabilities
Accounts payable and accrued liabilities	$4,403
Accrued compensation	1,925
Deferred acquisition purchase price	3,145
Current maturities - term loan	2,900
Current maturities - capital lease obligations	560
Total current liabilities	12,933
Long term liabilities
Term loan	51,579
Subordinated debt - related party (Note 15)	20,486
Capital lease obligations	536
Deferred acquisition purchase price	1,391
Deferred tax liability	4,109
Other long term liabilities	473
Total long term liabilities	78,574

Commitments and contingencies (Note 7, 8)	—

Convertible redeemable preferred stock
Series A-1 Preferred stock, $0.0001 par value; 41,000,000 authorized shares, 39,525,116 issued and outstanding (aggregate liquidation preference of $46,691)	36,500
Series A-2 Preferred stock, $0.0001 par value; 7,000,000 authorized shares, 6,975,020 issued and outstanding (aggregate liquidation preference of $9,818)	9,047
Total convertible redeemable preferred stock	45,547

Stockholders' equity
Series A Common stock, $0.0001 par value; 57,500,000 authorized shares, 7,000,000 issued and outstanding	1
Series B Common stock, $0.0001 par value; 5,200,000 authorized shares, 119,723 issued and outstanding	—
Additional paid-in capital	99
Accumulated other comprehensive loss	(110)
Accumulated deficit	(24,843)
Total stockholders' deficit	(24,853)
Total liabilities, convertible redeemable preferred stock, and stockholders' deficit	$112,201

The accompanying notes are an integral part of these financial statements.

Inventus Solutions, Inc.
Consolidated Statement of Comprehensive Loss
Year Ended December 31, 2015
(in thousands)

Revenue	$49,442
Cost of revenue	19,195
Operating expenses:
Sales and marketing	8,652
General and administrative (including $0.9 million of related party expenses, Note 15)	20,436
Total operating expenses	29,088
Income from operations	1,159
Other expenses:
Interest expense (including $2.7 million of related party interest expense, Note 15)	6,561
Loss on early extinguishment of debt	1,352
Other	532
Total other expenses	8,445
Loss before income taxes	(7,286)
Income tax provision	427
Net loss	(7,713)
Foreign currency translation adjustments, net	110
Total comprehensive loss	$(7,823)

The accompanying notes are an integral part of these financial statements.

Inventus Solutions, Inc.
Consolidated Statement of Convertible Redeemable Preferred Stock and Stockholders’ Deficit
Year Ended December 31, 2015
(in thousands, except share data)

											Accumulated
	Series A-1		Series A-2		Series A		Series B		Additional		Other
	Preferred Stock		Preferred Stock		Common Stock		Common Stock		paid-in	Accumulated	Comprehensive
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	capital	Deficit	Loss	Total
Balances at December 31, 2014	39,525,116	$36,500	—	$—	7,000,000	$1	—	$—	$10	$(10,388)	$—	$(10,377)
Restatement (Note 2)										(6,742)		(6,742)
Balances at January 1, 2015	39,525,116	$36,500	—	$—	7,000,000	$1	—	$—	$10	$(17,130)	$—	$(17,119)
Issuance of preferred - Unified	—	—	6,975,020	9,047	—	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	61	—	—	61
Foreign currency translation	—	—	—	—	—	—	—	—	—		(110)	(110)
Stock option exercise	—	—	—	—	—	—	119,723	—	28	—	—	28
Net loss	—	—	—	—	—	—	—	—	—	(7,713)		(7,713)
Balances at December 31, 2015	39,525,116	$36,500	6,975,020	$9,047	7,000,000	$1	119,723	$—	$99	$(24,843)	$(110)	$(24,853)

The accompanying notes are an integral part of these financial statements.

Inventus Solutions, Inc.
Consolidated Statement of Cash Flows
Year Ended December 31, 2015
(in thousands)

Cash flows from operating activities
Net loss	$(7,713)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	10,250
Stock-based compensation	61
Early extinguishment of debt	1,304
Amortization of deferred financing fees	341
Interest - non-cash	1,085
Deferred income taxes	(104)
Unrealized foreign currency loss	492
Loss on sale of assets	5
Changes in assets and liabilities, net of acquisitions
Accounts receivable, net	(1,304)
Prepaid expenses and other assets	(123)
Accounts payable and accrued liabilities	(1,302)
Net cash provided by operating activities	2,992

Cash flows from investing activities
Purchases of property and equipment	(719)
Cash paid for business acquisitions, net of cash acquired	(22,187)
Net cash used in investing activities	(22,906)

Cash flows from financing activities
Deferred acquisition consideration paid	(1,680)
Proceeds from term loan	58,000
Proceeds from subordinated debt	18,557
Payment of deferred financing fees	(1,615)
Payments of principal on term loan	(49,988)
Payments of capital leases	(554)
Proceeds from the exercise of stock options	28
Net cash provided by financing activities	22,748

Effect of exchange rate changes on cash	(94)

Net increase in cash	2,740

Cash at beginning of period	3,443
Cash at end of period	$6,183

Supplemental disclosures of cash flow information
Cash paid for interest	$4,923
Cash paid for taxes, net	606

Non-cash investing and financing activities
Consideration issued for business acquisition	$10,090
Fixed assets purchased and accrued but not paid	555
Unpaid cash consideration for business acquisition	4,536

The accompanying notes are an integral part of these financial statements.

Inventus Solutions, Inc.
Notes to Condensed Consolidated Financial Statements

1.Description of Operations and Summary of Significant Accounting Policies
Company Overview
Inventus Solutions, Inc. (also referred to herein as “Inventus” or the “Company”) is a leading provider of discovery management focused on helping clients reduce the costs and risks associated with the discovery process through the effective use of technology solutions. The Company’s services include data hosting and backup, data processing and collection, project management, document review and traditional document production. The Company’s solutions are designed to streamline the administration of litigation, investigations, regulatory compliance and related matters. Customers are typically leading law firms and corporate legal departments. Inventus is headquartered in Chicago, Illinois.

The Company commenced operations on June 12, 2013, upon the closing of a transaction whereby EDD Holdings, LLC, a Delaware limited liability company controlled by affiliates of Clearlake Capital Group, acquired 100% of the member rights of Inventus. Since then, the Company has expanded operations through acquisitions of complementary businesses. Recent acquisitions include Teris LLC ("Teris") in 2013 and Unified OS Limited ("Unified") in 2015.

Principles of Consolidation
The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and include the accounts of the Company and its wholly owned subsidiaries, Inventus, LLC, Teris and Unified. Intercompany transactions and balances have been eliminated in consolidation.

New Accounting Pronouncements
In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update ("ASU") No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which requires lessees to put most leases on their balance sheets but recognize the expenses on their income statements in a manner similar to current practice. ASU 2016-02 states that a lessee would recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. The new standard is effective for interim and annual periods beginning after December 15, 2019 and early adoption is permitted. The Company is currently evaluating the impact of the adoption of ASU 2016-02.

During November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes (“Topic 740”), which simplifies the presentation of deferred income taxes. This standard requires an entity to classify deferred tax assets and liabilities as non-current within a classified statement of financial position. ASU 2015-17 is effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. This standard may be applied either prospectively to all deferred tax assets and liabilities or retrospectively to all periods presented. Early application is permitted as of the beginning of the interim or annual reporting period. The Company elected to prospectively adopt the accounting standard in 2015. The impact to the Company's consolidated balance sheet is a reclassification of deferred tax assets of $53 thousand (net of valuation allowance of $7.8 million) to non-current deferred tax liabilities.

In April 2015, FASB issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs, which changes the presentation of debt issuance costs in financial statements. ASU 2015-03 requires an entity to present such costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of debt issuance costs will continue to be reported as interest expense. ASU 2015-03 is effective for annual reporting periods beginning after December 15, 2015. Early adoption is permitted. The Company elected to adopt the accounting standard in 2015 and reclassified $1.3 million and $0.3 million of debt issuance costs from other assets to the term loan and subordinated debt, respectively.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which will supersede most existing revenue recognition guidance in U.S. GAAP once it becomes effective. ASU 2014-09 requires an entity to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than is currently required under existing U.S. GAAP including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. ASU 2014-09 will be effective for annual and interim periods beginning after December 15, 2018 and early adoption is permitted for annual and interim periods beginning after December 15, 2016. The Company is currently evaluating the impact of the adoption of ASU 2014-09.

Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Estimates also affect the reported amount of revenues and expenses during the periods reported. The Company bases its estimates on various factors and information which may include, but are not limited to, history and prior experience, expected future results, new related events and current economic conditions, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ materially from those estimates.

Significant estimates and assumptions made by management include the determination of:

•	trade receivable allowance for doubtful accounts;

•	the estimated economic useful lives assigned to fixed assets and intangible assets;

•	the fair value of assets acquired and liabilities assumed in business combinations;

•	recognition and measurement of current and deferred income taxes, any related valuation allowances, and uncertain tax positions; and

•	the fair value of stock awards issued.

Concentration of Credit Risk and Significant Customers
The Company is subject to concentrations of credit risk principally attributable to cash and accounts receivable. The Company’s cash balances deposited in U.S. banks are non-interest bearing and are insured up to the Federal Deposit Insurance Corporation (“FDIC”) limits. These cash balances could be impacted if the underlying financial institutions fail or are subject to other adverse conditions in the financial markets.

No customer accounted for more than 10% of revenue or accounts receivables at December 31, 2015.

Cash
Cash includes cash on hand and in banks. The Company has no investments classified as cash equivalents at December 31, 2015.

Accounts Receivable
Accounts receivable are recorded at the invoiced amount and are non-interest-bearing. The Company maintains an allowance for doubtful accounts for potentially uncollectible receivables, which was $0.4 million as of December 31, 2015. The allowance for doubtful accounts is based upon the expected ability to collect accounts receivable. Accounts receivable are reviewed to identify specific customers with past-due balances with known disputes or collectability issues. In determining the allowance for doubtful accounts, the Company makes judgments about the creditworthiness of significant customers based on ongoing credit evaluations.

Fair Value of Financial Instruments
The carrying amounts of financial instruments, including accounts receivable and accounts payable, approximate fair value due to their short maturities. The fair value on the Company’s long-term obligations approximates fair value due to credit risk or current market rates, which approximates the effective interest rates on those instruments.

Long-Lived Assets
Property and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful life of each asset or, for leasehold improvements, the lesser of lease term or the estimated useful life. Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of assets may not be recoverable. The Company first evaluates recoverability of assets to be held and used by comparing the carrying amount of the asset to the undiscounted expected future cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment amount is then calculated using a fair value-based test that compares the fair value of the asset to its carrying value. Long-lived assets were not impaired as of December 31, 2015 and no impairment losses were recorded for the year ended December 31, 2015.

Goodwill
The Company applies the provisions of Account Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”), in accounting for its business acquisitions. ASC 805 requires companies to separately recognize goodwill from the assets acquired and liabilities assumed, which are initially recorded at their acquisition date fair values. The Company assesses goodwill for impairment on an annual basis on June 30 at a reporting unit level. A reporting unit is a component of a segment that constitutes a business for which discrete financial information is available and for which operating results are regularly reviewed by management. The Company considers the business as a whole to be the sole reporting unit. Goodwill is assessed between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include a significant change in the business climate, a change in strategic direction, legal factors, operating performance indicators or a change in competitive environment.

For the year ended December 31, 2015, the Company elected to first assess the qualitative factors to determine whether it is more likely than not that the fair value of its single reporting unit was less than its carrying amount as a basis for determining whether it was necessary to perform the two-step goodwill impairment test under ASC Topic 350, Intangibles - Goodwill & Other (“ASC Topic 350”). This qualitative assessment evaluated factors including, but not limited to, economic market and industry conditions, cost factors and the overall financial performance of the Company. No impairment charge was recorded as a result of the Company’s 2015 annual impairment analysis.

Intangible Assets
Identifiable intangible assets resulting from business combinations consist of customer relationships, trade names and agreements not to compete. The Company amortizes identifiable intangible assets over their estimated economic benefit period, generally from 18 months to 8 years. These definite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances have indicated that the carrying amount of these assets might not be recoverable. If it is determined that events and circumstances warrant a change to the estimate of an identifiable intangible asset’s remaining useful life, then the remaining carrying amount of the identifiable intangible asset would be amortized prospectively over that revised remaining useful life. Additionally, information resulting from other events and circumstances may indicate that the carrying value of one or more identifiable intangible assets is not recoverable, which would result in recognition of an impairment charge. The Company did not record an impairment charge for the year ended December 31, 2015.

Deferred Loan Fees
Incremental third-party costs related to establishing credit facilities are recorded as a debt discount and amortized over the term of the related debt. The unamortized costs are included as a reduction of debt in the accompanying consolidated balance sheet. Amortization costs pertaining to the subordinated debt and term loan are included as a component of interest expense in the accompanying consolidated statements of comprehensive income using the effective interest method. Total amortization costs for the year ended December 31, 2015 were $0.3 million.

Income Taxes
The Company accounts for income taxes in accordance with ASC 740, Income Taxes. A deferred tax asset or liability is recognized for the anticipated future tax consequences of temporary differences between the tax basis of assets or liabilities and their reported amounts in the financial statements and for operating loss carryforwards.

A valuation allowance is provided when, in the opinion of management, it is more likely than not that some portion or all of a deferred tax asset will not be realized. Realization of the deferred tax assets is dependent upon the Company’s ability to generate sufficient future taxable income and, if necessary, execution of the Company’s tax-planning strategies. In the event it is determined that sufficient future taxable income, taking into consideration tax-planning strategies, may not generate sufficient taxable income to fully realize net deferred tax assets, the Company may be required to establish or increase valuation allowances by a charge to income tax expense in the period such a determination is made. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company follows the accounting guidance that prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Tax positions are initially recognized in the financial statements when it is more likely than not that the position will be sustained upon examination by the tax authorities. Such tax positions are initially and subsequently measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

The Company does not anticipate the total amounts of unrecognized tax benefits will significantly increase or decrease in the next 12 months

Sales Tax
Sales taxes collected from customers are not considered revenue and are included in accounts payable and accrued liabilities until remitted to the taxing authorities

Revenue Recognition
The Company recognizes revenues in accordance with ASC 605, Revenue Recognition ("ASC 605"). Under ASC 605, revenue is recognized when persuasive evidence of an arrangement exists, the related services are provided, the price is fixed or determinable, and collectability is reasonably assured.

The following is a description of the Company's significant sources of revenue:

•	data hosting fees based on data stored and number of users;

•	fees for month-to-month delivery of services, such as data processing (conversion of data into organized, searchable electronic database), project management and data collection services;

•	printing and binding services (paper-based services); and

•	document review services which assist clients in the manual review of data responsive to a legal matter.

For each of the Company’s sources of revenue, the Company enters into an agreement with the customer detailing the scope of services to be performed, typically over an indefinite period and is terminable at will by either party. The Company is entitled to all fees incurred for services performed. The Company’s services are generally billed monthly based on unit prices and volumes for each element where services have been performed. The majority of the Company's revenues come from two types of billing arrangements: usage based and fixed fee.

Usage based arrangements require the customer to pay based upon predetermined unit prices and volumes for data hosing, data processing and paper-based services. Project management and review hours are billed based upon the number of hours worked by certain client-service processionals at agreed upon rates.

In fixed-fee billing arrangements, the Company agrees to a pre-established monthly fee over a specified term in exchange for various services. The fees are not tied to the attainment of any contractually defined objectives and the monthly fee is nonrefundable.

The Company recognizes revenue in the accounting period for which the services are delivered. The timing of revenue recognition typically occurs at the time of billing as billed amounts are based on actual services rendered during the month.

Based on an evaluation of each element, the Company has determined that each deliverable has stand-alone value to the customer as each of the Company’s services can be sold on a stand-alone basis by the Company and the services are available from other vendors. Additionally, the services do not carry a significant degree of risk or unique acceptance criteria which would require a dependency on the performance of future services. The Company recognizes revenue from these arrangements based on contractually stated prices. The Company allocates revenue to the various units of accounting in its arrangements based on the best estimate of selling price for each unit of accounting, which are consistent with the stated prices in the arrangements.

The Company’s arrangements do not include any substantive general rights of return or other contingencies.

Stock-Based Compensation
The Company accounts for stock-based compensation for equity-settled awards issued to employees and directors under ASC 718, Compensation-Stock Compensation (“ASC 718”). ASC 718 requires that stock-based compensation expense for equity-settled awards made to employees and directors be measured based on the estimated grant date fair value and recognized over the requisite service period. The fair value of stock options is estimated as of the date of grant using the Black-Scholes option-pricing model. Because stock-based compensation expense is based on awards ultimately expected to vest, it reflects estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from initial estimates. Previously recognized expense is reversed for the portion of awards forfeited prior to vesting.

For all stock options granted to date, the Company calculated the expected term using the simplified method. The Company had limited information on its past volatility and has a limited operating history. Therefore, it has estimated the volatility data based on a study of publicly traded industry peer companies. For purposes of identifying these peer companies, the Company considered the industry, stage of development, size and financial leverage of potential comparable companies. The risk-free interest rate is based on the yield available on U.S. Treasury zero-coupon issues similar in duration to the expected term of the equity-settled award.

Foreign Currency
Unified’s operations are headquartered in the United Kingdom where the local currency is the British Pound, which is their functional currency. Assets and liabilities are translated at exchange rates prevailing at the balance sheet dates. Revenues, costs and expenses are translated into U.S. dollars using the daily average exchange rates for the period. Gains and losses resulting from the translation of Unified’s financial statements are recorded as a component of accumulated other comprehensive loss on the Company’s consolidated balance sheet.

Accounting for Contingencies
The Company may be involved in various legal proceedings from time to time in the ordinary course of business. Except for income tax contingencies, the Company records accruals for contingencies to the extent their occurrence is probable and that the related liabilities are reasonably estimable.

2.    Restatement to the 2014 Consolidated Financial Statements

The consolidated financial statements as of and for the year ended December 31 2014 were audited by other independent auditors whose report dated May 20, 2015 expressed an unqualified opinion on those consolidated financial statements. The Company has restated the December 31, 2014 consolidated financial statements to reflect a correction of the Company’s assessment of deferred tax assets. This correction resulted in a $6.3 million adjustment to recognize a full valuation allowance which eliminated the recorded deferred tax assets as of December 31, 2014. For the year ended December 31, 2014, the correction of these errors changed the reported amounts of the tax provision from a benefit of $2.8 million to an income tax provision of $3.5 million and net loss from $5.1 million to $11.8 million. Other individually immaterial adjustments pertaining to the year ended December 31, 2014 were also identified which in aggregate resulted in an increase to the opening accumulated deficit balance of $0.4 million. As the consolidated financial statements as of and for the year ended December 31, 2014 have not been presented herein, the restatement has been effected as a $6.7 million increase to the opening accumulated deficit balance. These adjustments were audited in connection with the audit of the December 31, 2015 consolidated financial statements.

3.    Property and Equipment, Net
Property and equipment as of December 31, 2015, and estimated useful lives are as follows (amounts in thousands):

		Estimated useful life
Computer hardware and purchased software	$2,414	3 - 5 years
Furniture and fixtures	1,416	5 - 7 years
Leasehold improvements	266	Up to length of lease
Vehicles	136	2 - 5 years
Total Property and equipment, gross	4,232
Less: Accumulated depreciation and amortization	(1,130)
Total property and equipment, net	$3,102

Depreciation expense was $0.9 million for the year ended December 31, 2015 with $0.6 million included in cost of revenue and $0.3 million included in general and administrative expenses in the consolidated statement of comprehensive loss.

Property and equipment include items under capital lease. As of and for the year ended December 31, 2015, assets acquired under capital leases had a cost basis, depreciation expense and accumulated depreciation of $1.8 million, $0.4 million and $0.6 million, respectively.

4.    Business Combinations
On March 11, 2015, the Company acquired the stock of Unified, a London, England, limited company for total consideration of approximately $34.7 million, which consisted of $23.2 million of cash, including $1.5 million of deferred consideration payable in March 2017, issuance of $9.0 million of Inventus preferred stock and the issuance of $1.1 million of subordinated debt. Unified is an eDiscovery provider headquartered in London, England serving customers primarily in the United Kingdom, continental Europe and Asia, providing services similar to the Company as well as document review services.

The following table summarizes the allocation of the consideration to the fair value of the assets acquired and liabilities assumed (in thousands):

Cash	$1,034
Accounts Receivable	5,573
Other current assets	568
Property, plant and equipment	656
Identifiable intangible assets	25,328
Goodwill	7,941
Total assets acquired	41,100
Total liabilities assumed	(6,427)
Fair value of assets acquired and liabilities assumed	$34,673

The excess of the purchase consideration over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill. Goodwill recorded as a result of this acquisition is not deductible for tax purposes. Management believes that the goodwill represents the synergies expected from combining the service offerings and broadening the geographic reach of the Company and Unified. Although the Company believes the assumptions and estimates that have been made are reasonable and appropriate, they are based in part on historical experience and estimates which are inherently uncertain.

Critical estimates used in the valuation of certain intangible assets that were acquired include but are not limited to:

•	future expected cash flows from sales contracts/existing customers;

•	the estimated rate of customer attrition;

•	expected future costs;

•	Unified's brand and competitive position, as well as assumptions about the period of time the acquired brand will continue to be used in the combined company’s product portfolio;

•	developed technology; and

•	discount rates.

The estimated fair value assigned to the tangible assets, identifiable intangible assets, and assumed liabilities were based on management’s estimates and assumptions.

The following table summarizes the components of the identifiable intangible assets acquired and their estimated useful lives by the Company in conjunction with the acquisition of Unified (in thousands):

	Fair Value	Estimated
	Amount	useful life
Trade names	$885	2.5 years
Developed technology	2,722	4 years
Customer relationships	21,721	8 years
Total identifiable intangible assets	$25,328

Under ASC 805-10, acquisition-related costs are not included as a component of consideration transferred but are required to be expensed as incurred. Acquisition-related costs were $0.6 million for the year ended December 31, 2015 and are included in general and administrative expenses in the consolidated statement of comprehensive loss.

5.    Intangible Assets, Net
The following table summarizes the changes in the carrying amount of definite-lived intangible assets for the year ended December 31, 2015 (in thousands):

Balance, beginning of the year	$38,288
Additions to intangible assets related to business combination	25,328
Amortization expense	(9,372)
Foreign currency translation	(378)
Balance, end of the year	$53,866

As of December 31, 2015, definite-lived intangible assets consisted of the following (in thousands):

	Weighted-Average Useful Lives (in years)	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Trade names	7.5	$8,811	$(2,811)	$6,000
Developed technology	4	2,671	(540)	2,131
Non-compete agreements	5.0	215	(107)	108
Customer relationships	7.8	60,279	(14,652)	45,627
Total definite-lived intangible assets		$71,976	$(18,110)	$53,866

During the year ended December 31, 2015, amortization expense was $9.4 million. Amortization expense related to developed technology of $0.6 million is included in cost of revenue in the consolidated statement of comprehensive loss. Amortization expense related to customer relationships, non-compete agreements and trade names of $8.8 million is included in general and administrative expenses in the consolidated statement of comprehensive loss.

The estimated future amortization expense related to intangible assets as of December 31, 2015, is as follows (in thousands):

2016	$9,886
2017	9,778
2018	9,511
2019	8,941
2020	8,292
Thereafter	7,458
Total estimated future amortization expense	$53,866

6.    Goodwill
The following table summarizes the changes in the carrying amount of goodwill during the year ended December 31, 2015 (in thousands):

Balance, beginning of the year	$26,756
Increase in goodwill related to business combination	7,941
Foreign currency translation	(144)
Balance, end of the year	$34,553

7.    Long-Term Obligations
The following table summarizes the long-term obligations outstanding for the year ended December 31, 2015 (in thousands):

Senior secured term loan	$54,479
Subordinated debt	20,486
Capital lease obligations	1,096
Total long-term obligations, including current portion	$76,061

Current maturities of long-term obligations
Senior secured term loan	2,900
Capital lease obligations	560
Total current maturities of long-term obligations	3,460

Long-term obligations, less current maturities	$72,601

Credit Agreements
2013 Credit Agreement
On September 19, 2013, the Company entered into a $58.5 million senior secured credit facility, consisting of a senior revolving loan in a principal amount equal to $7.5 million, maturing in September 2018, and a senior secured term loan in a principal amount equal to $51.0 million, maturing in September 2018 (the "2013 Credit Agreement"). The senior revolving loan included a $1.0 million sublimit for the issuance of letters of credit.

The senior secured term loan and senior revolving loan bear interest as follows: (1) 3.75% plus prime rate, subject to a 2.25% floor, or (2) 4.75% plus one-, two-, three- or six-month LIBOR rate, subject to a 1.25% LIBOR floor. All borrowings under the 2013 Credit Agreement were repaid in March 2015, which resulted in a loss on extinguishment of debt of $1.4 million, and the 2013 Credit Agreement was terminated. See the section “2015 Credit Agreement” below for further details.

2015 Credit Agreement
On March 10, 2015, the Company entered into a $62.0 million senior secured credit facility, consisting of a revolving loan in a principal amount equal to $4.0 million and a term loan in a principal amount of $58.0 million, both maturing in December 2019 (the "2015 Credit Agreement"). The revolving loan includes a $1.0 million sublimit for the issuance of letters of credit. As of December 31, 2015, no borrowings were outstanding under the revolving facility and $0.3 million of letters of credit had been issued. The term loan requires quarterly principal payments of $0.7 million which began in June 2015 with the remaining balance payable at maturity.

During the term of the 2015 Credit Agreement, the Company has the right, subject to compliance with the covenants specified in the 2015 Credit Agreement, to increase the term loan by an additional $15.0 million. The 2015 Credit Agreement is collateralized by the assets of the Company and, 100% and 65% of the equity interests in the Company’s domestic and foreign subsidiaries, respectively.

Proceeds from the term loan were used to (1) repay borrowings and interest outstanding under the 2013 Credit Agreement (2) partially finance the Unified acquisition and related transaction costs and (3) provide working capital.

The term loan and revolving loan bear interest depending on the Company’s interest rate election, as follows: (1) 3.50% plus the higher of prime rate, federal funds rate plus 0.5% and one month LIBOR with a 1.0% minimum or (2) 4.50% plus one-, two-, three- or six month LIBOR rate, subject to a 1.00% LIBOR floor. Interest is payable based on the length of the loan election. As of December 31, 2015, all outstanding borrowings under the term loan were based on three-month LIBOR, subject to the 1.00% floor for an interest rate of 5.50%.

The 2015 Credit Agreement contains certain annual mandatory prepayment terms based on a percentage of excess cash flow, as defined, commencing with measurement for the nine months ending December 31, 2015 and initial payment, if any in 2016.

The 2015 Credit Agreement contains financial covenants related to net leverage ratio and fixed charge ratio, as defined, which is not permitted to exceed certain levels, as well as other customary covenants related to limitations on (i) creating liens, debt, guarantees or other contingent obligations, (2) engaging in mergers and acquisitions, (3) paying dividends and other distributions to, redeeming and repurchasing securities from equity holders and (4) engaging in certain transactions with affiliates, in each case subject to customary exceptions. The Company was in compliance with its financial covenants at December 31, 2015

All borrowings under the 2015 Credit Agreement were repaid in January 2016, and the 2015 Credit Agreement was terminated. See Note 16 "Subsequent Events" for further details.

Subordinated Notes
On March 10, 2015, the Company issued $20.0 million of unsecured subordinated notes to its owners, including $1.1 million issued to the stockholders and employees of Unified as part of the consideration for the Unified acquisition. The subordinated notes mature in March 2020 with no principal payments due until maturity. The subordinated notes are junior to loans under the 2015 Credit Agreement, contain standard representations, warranties, and no financial covenants.

The proceeds from the subordinated notes were used to partially finance the Unified acquisition.

The subordinated notes bear interest at 16%, which consists of 11% payable quarterly in cash and 5% payable in kind, being added to the subordinated notes balance each quarter.

The subordinated notes were repaid in January 2016. See Note 16 "Subsequent Events" for further details.

Contractual Obligations
The Company has various contractual obligations impacting its liquidity. The following represents its contractual obligations as of December 31, 2015 (in thousands):

	Total	2016	2017	2018	2019	2020(4)
Senior secured term loan(1)	$54,479	$2,563	$2,563	$2,563	$46,790	$—
Deferred acquisition purchase price obligation(2)	4,740	3,260	1,480	—	—	—
Subordinated Debt(1)	20,486	—	—	—	—	20,486
Other (3)	20,604	5,350	5,181	5,027	4,858	188
Total	$100,309	$11,173	$9,224	$7,590	$51,648	$20,674

(1)	Amount includes amortization of the deferred financing fee. The amortization of the deferred financing fee is classified as long term in the consolidated balance sheet.

(2)	Amount excludes imputed interest.

(3)	Amount includes interest payments on the term loan and subordinated debt.

(4)	No principal payments are due beyond 2020.

8.    Leases
The Company leases certain equipment and vehicles under capital leases that generally require monthly payments, with final maturity dates during various periods through 2019. The Company will incur $0.1 million of interest expense over the remaining lease term.

The Company has non-cancelable operating leases for office space at various locations that expire at various times through 2024. Certain of the Company’s facility leases provide for schedule rent increases during the lease term. Rent expense is recognized on a straight-line basis over the lease term. Total rent expense for the year ended December 31, 2015 was $1.5 million. Total sublease income for the year ended December 31, 2015 was $0.1 million.

Future minimum lease payments and sublease income are as follows (in thousands):

	Capital	Operating	Sublease
	Leases	Leases	Income
Year ending December 31,
2016	$549	$1,289	$126
2017	395	1,174	126
2018	160	1,129	126
2019	64	904	126
2020	—	619	84
Thereafter	—	838	—
Total minimum lease payments and income	1,168	$5,953	$588
Less: amount representing interest	(72)
Present value of capital lease obligations	$1,096

9.    Stockholders' Equity
The Company’s authorized shares at December 31, 2014 included 41,000,000 shares of A-1 Preferred, 55,200,000 shares of Class A Common and 5,200,000 of Class B Common. The A-1 Preferred holder is entitled to a 10% annual dividend, compounded quarterly, when declared by the Company’s board of directors (non-cumulative), is convertible into Class A Common on a one-for-one basis, has voting rights with Class A Common on an if-converted basis, and has preference in distributions of proceeds over Class A Common and Class B Common upon a liquidity event. As of December 31, 2015, the Series A-1 Preferred liquidation preference was approximately $46.7 million, which includes $1.00 per issued share plus accumulated dividends. Class B Common has no voting rights.

In March 2015, the Company authorized an increase in the number of authorized Class A Common Stock to 57,500,000 shares and authorized 7,000,000 of Preferred Stock designated as “Series A-2 Preferred Stock”. The Series A-2 Preferred Stock was issued in connection with the Unified acquisition. Inventus issued 6,975,020 shares of Series A-2 Preferred Stock and Subordinated Notes as described in Note 7 in exchange for the equity interest in Unified. The A-2 Preferred holder is entitled to a 10% annual dividend, compounded quarterly, when declared by the Company’s board of directors (non-cumulative), is convertible into Class A Common on a one-for-one basis, has voting rights with Class A Common on an if-converted basis, and has preference in distributions of proceeds over Class A Common and Class B Common upon a liquidity event. As of December 31, 2015, the Series A-2 Preferred liquidation preference was approximately $9.8 million, which includes $1.30 per issued share plus accumulated dividends. Class B Common has no voting rights.

Liquidity events include (i) the sale or merger of the Company whereby another party obtains a majority voting interest, (ii) the sale of substantially all of the assets of the Company or (iii) the liquidation or dissolution of the Company. The Company has included the preferred stock in the mezzanine section in the consolidated balance sheet as the preferred shares are subject to mandatory liquidation in the event a liquidity event is triggered which is outside the control of the Company. On January 22, 2016, a liquidity event was triggered with the RPX acquisition as discussed in the “Subsequent Events” note. Preferred stock may be converted in Class A Common at the election of the preferred holder at the original issuance price. In the event the Company is deemed to have sold common stock at an effective price below the original issuance price, the Series A-1 and Series A-2 Preferred Stock original issuance price would be reduced, as defined. The Series A-1 and Series A-2 Preferred Stock automatically converts into shares of Class A Common upon (i) the affirmative vote of the majority of the Series A-1 and Series A-2 Preferred Stock holder or (ii) the closing of a firmly underwritten public offering of stock in which the gross proceeds to the Company, before customary fees, are at least $30.0 million and have been listed on the New York Stock Exchange or NASDAQ Global Market.

10.    Share Option Plan
The Company’s 2014 Equity Incentive Plan (the Plan), which is shareholder-approved, permits the grant of share options and shares to its employees as defined in the individual options agreements. The Company believes that such awards better align the interests of its employees with those of its Stockholders. Option awards are granted with an exercise price equal to the market price of the Company’s stock at the date of grant, as determined by the Company’s board of directors. Option awards generally vest based on continuous service, change of control events, as defined in the Plan, certain performance-based criteria and have 10-year contractual terms. Certain option and share awards provide for accelerated vesting if there is a change in control, as defined in the Plan. The RPX Acquisition discussed in the “Subsequent Events” note triggered an acceleration of vesting for the Company’s outstanding options.

The fair value of each option granted during the year ended December 31, 2015 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Expected volatility	37.00%
Risk free rate	1.99%
Dividend yield	0.00%
Expected term (in years)	8.10

A summary of option activity under the Plan as of December 31, 2015 and changes during the year then ended is presented below (shares in thousands):

		Options Outstanding
				Weighted
	Shares		Weighted	Average
	Available		Average	Remaining
	for	Shares	Exercise	Contractual Term
	Grant	Outstanding	Price	(in years)
Balances at December 31, 2014	3,205	1,964	$0.24	9.4
Options granted	(1,422)	1,422	0.52	9.2
Options exercised	—	(120)	0.24	—
Options cancelled	630	(630)	0.24	8.5
Balances at December 31, 2015	2,413	2,636	$0.39	8.8

The weighted-average grant-date fair value of options granted during the year ended December 31, 2015 was $0.23. The total intrinsic value of options exercised during the year ended December 31, 2015 was $34 thousand. The total number of vested and exercisable shares at December 31, 2015 was 210,009 with a weighted-average exercise price of $0.43 for the year ended December 31, 2015 with an estimated 25% forfeiture rate.

Stock-based compensation expense related to stock options granted to employees was $0.1 million for the year ended December 31, 2015.

11.    Employee Benefit Plan
The Company has a defined contribution 401(k) plan that covers substantially all employees who have completed one year of service. Employees may contribute up to 15% of total compensation to the plan, subject to certain limits. The Company makes matching contributions equal to 25% of the employees’ 401(k) deferrals on up to 10% of compensation. Plan expense was $0.1 million for the year ended December 31, 2015.

12.    Income Taxes
The provision for income taxes for the year ended December 31, 2015, included the following (in thousands):

Current
State	$66
Foreign	465
$531
Deferred
Foreign	$(104)
Total deferred expense	(104)
Provision for income taxes	$427

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities on the consolidated balance sheet are as follows at December 31, 2015 (in thousands):

Deferred tax assets
Deferred Rent	$163
Allowance for doubtful accounts/other	67
Accrued vacation	83
Interest	384
Intangible Assets	3,344
Foreign currency loss	210
Stock-based compensation	24
Net operating loss carryforwards	3,597
Total deferred tax assets	7,872
Valuation allowance	(7,819)
Net deferred tax assets	53

Deferred tax liabilities
Property and equipment	(213)
Intangible assets	(3,949)
Net deferred tax liabilities	(4,162)

Net deferred tax liability	$(4,109)

The Company filed its U.S. federal and state income tax returns for 2013 and 2014. These returns will be subject to examination through 2018 and 2019, respectively. At December 31, 2015, the Company estimated that it had federal and state net operating loss carry forwards of $9.2 million and $8.6 million, respectively, which will expire at various times between 2025 and 2035.

The Company assesses whether valuation allowances should be established against deferred tax assets based on the consideration of all positive and negative available evidence, using a "more likely than not" standard. In making such assessments, significant weight is to be given to evidence that can be objectively verified such as historical operating results and current trends. During the year ended December 31, 2015, the Company has concluded that a valuation allowance was required due to three years of historical cumulative losses in the U.S. The recent continuing U.S. tax loss is a significant factor in its assessment as it is objectively verifiable, and therefore, is considered significant negative evidence.

Other evidence evaluated is the Company’s expectation of future taxable income, which includes forecasted revenue growth and other factors such as strategic initiatives and industry trends. However, three-year historical cumulative losses are one of the most objectively verifiable forms of negative evidence and although estimating future earnings would be positive evidence, such forecasts are not objectively verifiable and are accordingly given less weight when compared to a three-year historical cumulative loss and recent continuing loss. On the basis of this evaluation, as of December 31, 2015, the Company has recorded a valuation allowance of $7.8 million against its applicable U.S. net deferred tax assets, including U.S. federal and state loss carry forwards.

U.S. income and foreign withholding taxes have not been recognized on the excess of earnings for financial reporting over the tax basis of investments in foreign subsidiaries that are essentially permanent in duration. Generally, such earnings become subject to U.S. taxation upon the remittance of dividends or a sale or liquidation of the foreign subsidiary. The amount of such excess totaled approximately $6.0 million at December 31, 2015. It is not practicable to estimate the amount of any deferred tax liability related to this amount.

13.    Foreign Currency

Gains and losses from foreign currency transactions are recognized as other expenses in the consolidated statement of comprehensive loss. The total foreign currency loss included in the consolidated statement of comprehensive loss and classified as other expense was $0.5 million for the year ended December 31, 2015.

14.    Litigation
From time to time, the Company is involved in legal proceedings and litigation arising in the ordinary course of business. As of the date of these financial statements, the Company is not a party to any other litigation or legal proceeding that, in the current opinion of management, could have a material adverse effect on its financial position, results of operations, or cash flows. However, due to the risks and uncertainties inherent in legal proceedings, actual results could differ from current expected results.

15.    Related Party Transactions
The Company pays management fees periodically to its owners for services provided, including, but not limited to, merger and acquisition review, debt financing and operational advice. For the year ended December 31, 2015 management fee expense was $0.9 million and is included in general and administrative expenses in the consolidated statement of comprehensive loss.

The Company also issued $20 million of unsecured subordinated notes to its owners. See the Note 7 for further details.

16.    Subsequent Events
The Company has evaluated for subsequent events through April 8, 2016, the date these financial statements were available to be issued. The following subsequent events were identified for disclosure:

RPX Acquisition
On January 22, 2016, 100% of the outstanding common and preferred shares of Inventus were acquired by RPX Corporation (“RPX”) and National Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of RPX for an aggregate purchase price of $232 million, less certain transaction expenses and subject to customary working capital adjustments. The Company incurred $1.3 million in transaction costs through December 31, 2015 related to the RPX acquisition and is included in general and administrative in the consolidated statement of comprehensive loss.

The Company’s outstanding debt under the 2015 Credit Agreement and subordinated notes were fully paid off by the Company upon the closing of the transaction. The Company repaid $57.5 million and $21 million (inclusive of interest) to pay-off the term loan and subordinated debt, respectively.